Exhibit 99.1

The TJX Companies, Inc. Reports First Quarter FY09 Results

FRAMINGHAM, Mass.--(BUSINESS WIRE)--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the first quarter ended April 26, 2008. Net sales for the first quarter of Fiscal 2009 increased 6% to $4.4 billion, and consolidated comparable store sales increased 3% over last year. Net income for the first quarter was $194 million, and diluted earnings per share were $.43 compared to $.34 last year. This year’s first quarter results include a benefit of $12 million, which rounds to $.02 per share, due to certain tax-related adjustments unanticipated at the beginning of the quarter. Prior year’s first quarter results included an after-tax charge of $12 million, which rounds to $.03 per share, with respect to the computer intrusion(s). Excluding these items, first quarter Fiscal 2009 adjusted diluted earnings per share of $.41 increased 11% over the adjusted $.37 for the prior year.

Carol Meyrowitz, President and Chief Executive Officer of The TJX Companies, Inc., stated, “We are pleased with our first quarter performance, as we once again drove strong sales, merchandise margins, and profit growth despite the challenges of the consumer environment and unfavorable weather in the first two months. While we continue our sharp execution of our off-price business model and deliver strong results, we are also funding our expansion domestically and internationally. We are excited by our prospects for growth in Europe, having opened our first HomeSense stores in the U.K. and another T.K. Maxx store in Germany. As we move into the second quarter, we are very well positioned to continue to capitalize upon merchandise opportunities and deliver great value to our customers every day.”

Sales by Business Segment

The Company’s comparable store sales and net sales by division, in the first quarter, were as follows:

	First Quarter				First Quarter
	Comparable Store Sales				Net Sales ($ in millions)
	FY2009		FY2008		FY2009	FY2008
Marmaxx(a)	+1%		0%		$2,802	$2,729
Winners/HomeSense	+20%	(US$)	+2%	(US$)	$488	$395
	+4%	(C$)	+3%	(C$)
T.K. Maxx	+6%	(US$)	+21%	(US$)	$495	$443
	+5%	(GBP)	+8%	(GBP)
HomeGoods	+2%		+3%		$364	$333
A.J. Wright	+6%		+1%		$154	$144
Bob’s Stores	-3%		-1%		$61	$64

TJX	+3%		+2%		$4,364	$4,108
(a)Combination of T.J. Maxx and Marshalls

Margins

For the first quarter of Fiscal 2009, the Company’s consolidated pretax profit margin was 6.6%. This compares to 6.4% in the prior year, which included the negative impact (0.5 percentage points) of a charge related to the previously announced computer intrusion(s). Excluding the intrusion(s) charge, this year’s first quarter consolidated pretax profit margin was 0.3 percentage points below the adjusted 6.9% last year and slightly below the Company's plan, due to slightly lower gross profit margin and reduced interest income versus prior year. The gross profit margin for the Fiscal 2009 first quarter was 24.0%, 0.1 percentage points below the prior year, due to investments in growing the Company’s European businesses and deleverage from buying and occupancy costs. These costs were mostly offset by improvement in merchandise margins, which were achieved despite higher fuel costs. Selling, general and administrative costs as a percent of sales was 17.3%, flat to prior year and better than the Company expected, due to solid expense control.

Inventory

Total inventories as of April 26, 2008, were $2.9 billion compared with $2.8 billion at the same time in the prior year. Consolidated inventories on a per-store basis, including the warehouses, at April 26, 2008, were down 3% versus being up 7% at the same time last year. At the Marmaxx division, the total inventory commitment, including the warehouses, stores and merchandise on order, was down versus last year on a per-store basis. The Company remains very comfortable with its inventory levels and the liquidity within its inventories, which position it very well entering the second quarter to take advantage of buying opportunities.

Share Repurchases

During the first quarter, the Company spent a total of $225 million in repurchases of TJX stock, retiring 7.0 million shares. It remains the Company’s plan to repurchase at least $900 million of TJX stock in Fiscal 2009.

Second Quarter and Full Year Fiscal 2009 Outlook

For the second quarter of Fiscal 2009, the Company expects earnings per share in the range of $.40 to $.42. This compares to $.13 in earnings per share in the prior year, which includes a $.25 per share charge related to the previously announced computer intrusion(s). Excluding this charge, the Company’s estimated range for Fiscal 2009 second quarter earnings per share represents a 5%-11% increase over prior year’s adjusted diluted earnings per share of $.38. This range is based upon estimated consolidated comparable store sales growth of approximately 3%, of which approximately 0.5 percentage points is due to the impact of foreign exchange.

For the fiscal year ending January 31, 2009, the Company is maintaining its guidance of earnings per share in the range of $2.20 to $2.25. This range represents a 33% - 36% increase over earnings per share of $1.66 in the prior year, which include a charge of $119 million or $.25 per share related to the previously announced computer intrusion(s). Excluding this charge, this range represents a 15% to 18% increase over the $1.91 adjusted earnings per share in Fiscal 2008. This range includes an expected $.09 per share benefit from the 53rd week in the Company’s Fiscal 2009 calendar. Excluding this benefit, the estimated range of $2.11 - $2.16 represents a 10% to 13% increase over the adjusted $1.91 in earnings per share last year. This range is based upon estimated consolidated comparable store sales growth of 2% to 3%, of which approximately 0.5 percentage points is due to the impact of foreign currency exchange rates.

Stores by Concept

During the first quarter, the Company added a total of 33 stores. TJX increased square footage by 4% over the same period last year.

	Store Locations		Gross Square Feet
	First Quarter		First Quarter
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	847	857	25.2	25.5
Marshalls	776	784	24.7	24.9
HomeGoods	289	294	7.1	7.3
A.J. Wright	129	130	3.3	3.3
Bob’s Stores	34	34	1.5	1.5
In Canada:
Winners	191	196	5.6	5.7
HomeSense	71	73	1.7	1.8
In Europe:
T.K. Maxx	226	227	7.1	7.1
HomeSense	-	1	0.0	0.0

TJX	2,563	2,596	76.2	77.1

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. The Company operates 857 T.J. Maxx, 784 Marshalls, 294 HomeGoods, and 130 A.J. Wright stores, as well as 34 Bob’s Stores, in the United States. In Canada, the Company operates 196 Winners and 73 HomeSense stores, and in Europe, 227 T.K. Maxx and one HomeSense stores. TJX’s press releases and financial information are also available on the Internet at www.tjx.com.

Fiscal 2009 First Quarter Earnings Conference Call

At 11:00 a.m. ET today, Carol Meyrowitz, President and Chief Executive Officer of TJX, will hold a conference call with stock analysts to discuss the Company’s first quarter Fiscal 2009 results, operations and business trends. A real-time webcast of the call will be available at www.tjx.com. A replay of the call will also be available at www.tjx.com or by dialing (866) 367-5577 through Tuesday, May 20, 2008.

May Fiscal 2009 Sales Recording

Additionally, the Company expects to release its May 2008 sales results on Thursday, June 5, 2008, at approximately 8:15 a.m. ET. Concurrent with that press release, a recorded message with more detailed information regarding TJX’s May sales results, operations and business trends will be available via the Internet at www.tjx.com, or by calling (703) 736-7248 through Thursday, June 12, 2008.

Archived versions of the Company’s recorded messages and conference calls are available at www.tjx.com after they are no longer available by telephone.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: matters relating to the computer intrusion(s) including potential losses that could differ from our reserve, potential effects on our reputation and sales and other consequences to the value of our Company and related value of our stock; our ability to successfully expand our store base and increase same store sales; risks of expansion and costs of contraction; risks inherent in foreign operations; our ability to successfully implement our opportunistic buying strategies and to manage our inventories effectively; successful advertising and promotion; consumer confidence, demand, spending habits and buying preferences; effects of unseasonable weather; competitive factors; availability of store and distribution center locations on suitable terms; our ability to recruit and retain associates; factors affecting expenses; success of our acquisition and divestiture activities; our ability to successfully implement technologies and systems and protect data; our ability to continue to generate adequate cash flows; our ability to execute our share repurchase program; availability and cost of financing; general economic conditions, including fluctuations in the price of oil; potential disruptions due to wars, natural disasters and other events beyond our control; changes in currency and exchange rates; issues with merchandise quality and safety; import risks; adverse outcomes for any significant litigation; compliance with and changes in laws and regulations and accounting rules and principles; adequacy of reserves; closing adjustments; failure to meet market expectations; and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries
Financial Summary
(Unaudited)
(Dollars In Thousands Except Per Share Amounts)

	Thirteen Weeks Ended
	April 26,	April 28,
	2008	2007

Net sales	$4,364,125	$4,108,081

Cost of sales, including buying and occupancy costs	3,315,735	3,117,215
Selling, general and administrative expenses	757,106	709,277
Provision for Computer Intrusion related costs	-	20,004
Interest expense (income), net	1,674	(2,076)

Income before provision for income taxes	289,610	263,661
Provision for income taxes	95,761	101,553

Net income	$193,849	$162,108

Diluted earnings per share	$0.43	$0.34

Cash dividends declared per share	$0.11	$0.09

Weighted average common shares – diluted (in thousands)	450,401	479,026

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Balance Sheets
(Unaudited)
(In Millions)

	April 26,	April 28,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$698.1	$781.2
Accounts receivable and other current assets	454.3	446.9
Merchandise inventories	2,899.8	2,829.3

Total current assets	4,052.2	4,057.4

Property and capital leases, net of depreciation	2,222.2	2,052.0
Other assets	190.9	195.4
Goodwill and tradename, net of amortization	181.4	182.9

TOTAL ASSETS	$6,646.7	$6,487.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,678.3	$1,562.0
Accrued expenses and other liabilities	1,144.4	951.1

Total current liabilities	2,822.7	2,513.1

Other long-term liabilities	774.4	746.5
Non-current deferred income taxes, net	78.9	8.1
Long-term debt	832.6	800.0

Shareholders’ equity	2,138.1	2,420.0

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$6,646.7	$6,487.7

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Statements of Cash Flows
(Unaudited)
(In Millions)

	Thirteen Weeks Ended
	April 26,	April 28,
	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$193.8	$162.1
Depreciation and amortization	99.7	90.5
Deferred income tax provision (benefit)	32.1	(9.4)
Amortization of stock compensation expense	12.2	14.4
(Increase) in accounts receivable and other assets	(1.7)	(124.9)
(Increase) in merchandise inventories	(163.6)	(229.4)
Increase in accounts payable	162.4	178.5
(Decrease) in accrued expenses and other liabilities	(69.5)	(68.3)
Other	(1.9)	3.4

Net cash provided by operating activities	263.5	16.9

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(110.8)	(95.2)
Other	0.2	0.2
Net cash (used in) investing activities	(110.6)	(95.0)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments for repurchase of common stock	(227.4)	-
Proceeds from sale and issuance of common stock	71.7	19.0
Cash dividends paid	(38.5)	(31.8)
Other	9.0	2.1
Net cash (used in) financing activities	(185.2)	(10.7)

Effect of exchange rate changes on cash	(2.2)	13.3

Net (decrease) in cash and cash equivalents	(34.5)	(75.5)
Cash and cash equivalents at beginning of year	732.6	856.7

Cash and cash equivalents at end of period	$698.1	$781.2

The TJX Companies, Inc. and Consolidated Subsidiaries
Selected Information by Major Business Segment
(Unaudited)
(In Thousands)

	Thirteen Weeks Ended
	April 26,	April 28,
	2008	2007

Net sales:
Marmaxx	$2,802,290	$2,729,495
Winners and HomeSense	488,384	394,646
T.K. Maxx	495,194	442,619
HomeGoods	363,429	333,156
A.J. Wright	154,258	144,157
Bob’s Stores	60,570	64,008
	$4,364,125	$4,108,081

Segment profit (loss):
Marmaxx	$278,499	$272,606
Winners and HomeSense	40,897	26,801
T.K. Maxx	1,463	4,616
HomeGoods	8,894	10,209
A.J. Wright	(885)	(3,033)
Bob’s Stores	(6,942)	(6,569)
	321,926	304,630

General corporate expenses	30,642	23,041
Provision for Computer Intrusion related costs	-	20,004
Interest expense (income), net	1,674	(2,076)
Income before provision for income taxes	$289,610	$263,661

The TJX Companies, Inc. and Consolidated Subsidiaries

Notes to Consolidated Condensed Statements

1. During the first quarter ended April 26, 2008, TJX repurchased 7.0 million shares of its common stock at a cost of $225 million. TJX records the repurchase of its stock on a cash basis and the amounts reflected in the financial statements may vary from the above due to the timing of settlement of repurchases. Under the current $1 billion stock repurchase program, approved by the Board of Directors in January 2007, TJX repurchased 24.8 million shares of its common stock at a cost of $739 million through the fiscal 2009 first quarter. In February 2008, TJX’s Board of Directors authorized another multi-year stock repurchase plan of $1 billion, which is in addition to the $261 million remaining under the current program.

2. As of April 26, 2008 TJX assessed its FIN 48 tax liability and as a result of certain actions taken by the Company, TJX was able to reduce its FIN 48 tax liability by approximately $12 million. This tax benefit resulted in an increase of $12 million in net income, or $0.02 per share, for the first quarter ended April 26, 2008.

3. TJX suffered an unauthorized intrusion or intrusions into portions of its computer system that process and store information related to credit and debit card, check and unreceipted merchandise return transactions (the intrusion or intrusions, collectively, the “Computer Intrusion”), which was discovered during the fourth quarter of fiscal 2007, and the related theft of customer data, primarily related to portions of the transactions at its stores (other than Bob's Stores) during the periods 2003 through June 2004 and mid-May 2006 through mid-December 2006.

TJX was not able to reasonably estimate the losses it would incur as a result of the Computer Intrusion until the second quarter of fiscal 2008. Prior to establishing this reserve, TJX expensed the costs related to the Computer Intrusion as incurred. The costs incurred in connection with the Computer Intrusion for the first quarter ended April 28, 2007 amounted to a pre-tax charge of $20 million, which reduced net income by $12 million, or $0.03 per share.

4. The following is a reconciliation of our first quarter diluted earnings per share, as reported on a GAAP basis, to the adjusted diluted earnings per share referenced in our earnings release.

	Quarter Ended
	April 26, 2008	April 28, 2007
EPS, as reported	$0.43	$0.34

Adjustments:
Costs relating to Computer Intrusion	-	0.03
Tax benefit related to reduction in FIN 48 tax liability	(0.02)	-

Adjusted EPS	$0.41	$0.37

CONTACT:
The TJX Companies, Inc.
Sherry Lang
Senior Vice President
Investor and Public Relations
(508) 390-2323